Exhibit d4 under Form N-1A
Exhibit 10 under Item 601/RegsS-K

ASSIGNMENT of
INVESTMENT ADVISORY CONTRACT

Federated Stock Trust

THIS ASSIGNMENT is entered into as of April 1, 2009 by and between FEDERATED EQUITY MANAGEMENT COMPANY OF PENNSYLVANIA, a Delaware statutory trust (“FEMCOPA”) and FEDERATED MDTA LLC, a Delaware limited liability company (“MDTA”).

WHEREAS, Federated Investment Management Company (“FIMC”), then known as Federated Management, entered into an Investment Advisory Contract dated as of August 1, 1989 and an amendment thereto dated as of June 1, 2001 (collectively, the “Contract”) with Federated Stock Trust (the “Fund”);

WHEREAS, FIMC assigned its rights, duties and responsibilities under the Contract to FEMCOPA pursuant to an Assignment of Investment Advisory Contract dated as of January 1, 2004; and

WHEREAS, FEMCOPA desires to assign its rights, duties and responsibilities under the Contract to MDTA, and MDTA desires to accept such assignment from FEMCOPA; and

WHEREAS, the Board of Directors of the Fund has approved the assignment of the Contract from FEMCOPA to MDTA;

KNOW ALL MEN BY THESE PRESENTS THAT:

In consideration of the sum of One Dollar ($1.00) and other good and valuable consideration, receipt of which is hereby acknowledged, FEMCOPA does hereby assign all of its rights, duties and responsibilities under the Contract to MDTA, and MDTA does hereby accept such assignment.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment to be executed by their authorized representatives as of the date first hereinabove set forth.

FEDERATED EQUITY MANAGEMENT COMPANY OF PENNSYLVANIA	FEDERATED MDTA, LLC

By: /s/ John B. Fisher	By: /s/ John B. Fisher
Name: John B. Fisher	Name: John B. Fisher
Title: President and CEO	Title: President and CEO